Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Second Quarter 2015 Financial Results

•	EPS Increase 16 Percent to $2.74

•	Sales Total $5.9 Billion

•	6.8 Million Shares Repurchased for $1.1 Billion in Q2; 12.1 Million Shares Repurchased Year to Date for $1.9 Billion

•	Free Cash Flow[1] of $511 Million

•	EPS Guidance Range Increased to $9.55 to $9.70

•	Free Cash Flow[1] Guidance Increased to Range of $1.9 to $2.1 Billion

FALLS CHURCH, Va. – July 29, 2015 – Northrop Grumman Corporation (NYSE: NOC) reported second quarter 2015 net earnings increased 4 percent to $531 million, or $2.74 per diluted share, from $511 million, or $2.37 per diluted share in the second quarter of 2014. This quarter's results include a $38 million, or $0.20 per share, net tax benefit for additional research credits. Second quarter 2015 diluted earnings per share are based on 193.7 million weighted average shares outstanding compared with 215.2 million shares in the prior year period. The company repurchased 6.8 million shares of its common stock for $1.1 billion in the second quarter of 2015. As of June 30, 2015, the company had repurchased 54.3 million shares toward its previously announced goal of retiring 60 million shares of its common stock by the end of 2015, market conditions permitting.
“Our team continues to create value through strong operational performance and effective cash deployment. Going forward we will continue to focus on portfolio, performance and cash deployment as value creation drivers for our shareholders, customers and employees. Our portfolio affords us a unique and robust opportunity set, and we are optimistic about our future,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	2

Table 1 — Financial Highlights

	Second Quarter		Six Months
($ in millions, except per share amounts)	2015	2014	2015	2014
Sales	$5,896	$6,039	$11,853	$11,887
Segment operating income[1]	742	742	1,477	1,499
Segment operating margin rate[1]	12.6%	12.3%	12.5%	12.6%
Operating income	813	820	1,593	1,665
Operating margin rate	13.8%	13.6%	13.4%	14.0%
Net earnings	531	511	1,015	1,090
Diluted EPS	2.74	2.37	5.15	5.01
Net cash provided by (used in) operating activities	626	572	(28)	170
Free cash flow[1]	511	456	(260)	(6)

Pension-adjusted Operating Highlights
Operating income	813	820	1,593	1,665
Net FAS/CAS pension adjustment[1]	(81)	(110)	(164)	(220)
Pension-adjusted operating income[1]	$732	$710	$1,429	$1,445
Pension-adjusted operating margin rate[1]	12.4%	11.8%	12.1%	12.2%

Pension-adjusted Per Share Data
Diluted EPS	$2.74	$2.37	$5.15	$5.01
After-tax net pension adjustment per share[1]	(0.27)	(0.33)	(0.54)	(0.66)
Pension-adjusted diluted EPS[1]	$2.47	$2.04	$4.61	$4.35
Weighted average shares outstanding — Basic	191.8	212.4	194.8	214.3
Dilutive effect of stock awards and options	1.9	2.8	2.3	3.4
Weighted average shares outstanding — Diluted	193.7	215.2	197.1	217.7

[1]	Non-GAAP metric — see definitions at the end of this press release.
Second quarter 2015 segment operating income was unchanged from the prior year, and segment operating margin rate increased 30 basis points to 12.6 percent. Operating income declined 1 percent and operating margin rate increased 20 basis points to 13.8 percent.
Total backlog as of June 30, 2015, was $37.0 billion compared with $38.2 billion as of December 31, 2014. Second quarter 2015 new awards totaled $4.6 billion, and new awards for the first six months totaled $10.7 billion.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	3

Table 2 — Cash Flow Highlights

	Second Quarter		Six Months
($ millions)	2015	2014	2015	2014
Cash provided by operating activities before after-tax discretionary pension contributions[1]	$626	$572	$297	$170
After-tax discretionary pension pre-funding impact	—	—	(325)	—
Net cash provided by (used in) operating activities	$626	$572	$(28)	$170
Less:
Capital expenditures	(115)	(116)	(232)	(176)
Free cash flow[1]	$511	$456	$(260)	$(6)
After-tax discretionary pension pre-funding impact	—	—	325	—
Free cash flow before after-tax discretionary pension contributions[1]	$511	$456	$65	$(6)

[1]	Non-GAAP metric — see definitions at the end of this press release.
Second quarter 2015 cash provided by operating activities before after-tax discretionary pension contributions increased to $626 million from $572 million in the prior year period.
Changes in cash and cash equivalents include the following for cash from operating, investing and financing activities through June 30, 2015:
Operating

•	$28 million used in operations after $500 million discretionary pension contribution

Investing

•	$232 million used for capital expenditures

Financing

•	$1.9 billion used for repurchase of common stock

•	$600 million net proceeds from issuance of long-term debt

•	$309 million used for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	4

2015 Guidance
The company's 2015 financial guidance is based on the spending levels provided for in the Bipartisan Budget Act of 2013 and the Consolidated and Further Appropriations Act of 2015. The guidance assumes no disruption or cancellation of any of our significant programs and no disruption or shutdown of government operations resulting from a federal government debt ceiling breach. Guidance for 2015 also assumes adequate appropriations and funding for the company's programs in the first quarter of the U.S. government's fiscal year 2016.

2015 Guidance
($ in millions, except per share amounts)	Prior - 4/29/15			Current

Sales	23,400	—	23,800	23,400	—	23,800

Segment operating margin %[1]	~12%			~12%

Net FAS/CAS pension adjustment[1]	~320			~320

Operating margin %	Mid-12%			Mid-12%

Effective tax rate %	~32.5%			~32%

Diluted EPS	9.40	—	9.60	9.55	—	9.70

Cash provided by operating activities before after-tax discretionary pension contributions[1]	2,400	—	2,700	2,600	—	2,800

Free cash flow before after-tax discretionary pension contributions[1]	1,700	—	2,000	1,900	—	2,100

[1] Non-GAAP metric - see definitions at the end of this press release.
Updated 2015 financial guidance incorporates the impact of the company's $500 million discretionary pension contribution in the first quarter of 2015. In addition, the company now expects an effective tax rate of approximately 32 percent for 2015. Guidance for 2015 operating margin rate, effective tax rate and cash metrics incorporates year-to-date results, as well as the effects of an anticipated change in tax methods that is expected to improve the company's cash from operations while increasing its unallocated corporate expense and effective tax rate in the second half of 2015.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	5

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	Second Quarter			Six Months
($ millions)	2015	2014	Change	2015	2014	Change
Sales
Aerospace Systems	$2,512	$2,502	—	$5,010	$4,922	2%
Electronic Systems	1,683	1,744	(3%)	3,364	3,388	(1%)
Information Systems	1,485	1,562	(5%)	3,059	3,139	(3%)
Technical Services	720	732	(2%)	1,490	1,429	4%
Intersegment eliminations	(504)	(501)		(1,070)	(991)
	5,896	6,039	(2%)	11,853	11,887	—
Segment operating income[1]
Aerospace Systems	322	290	11%	637	614	4%
Electronic Systems	265	291	(9%)	512	559	(8%)
Information Systems	150	153	(2%)	316	315	—
Technical Services	67	68	(1%)	135	136	(1%)
Intersegment eliminations	(62)	(60)		(123)	(125)
Segment operating income[1]	742	742	—	1,477	1,499	(1%)
Segment operating margin rate[1]	12.6%	12.3%	30 bps	12.5%	12.6%	(10) bps
Reconciliation to operating income
Net FAS/CAS pension adjustment[1]	81	110	(26%)	164	220	(25%)
Unallocated corporate expenses	(9)	(31)	71%	(47)	(53)	11%
Other	(1)	(1)	—	(1)	(1)	—
Operating income	813	820	(1%)	1,593	1,665	(4%)
Operating margin rate	13.8%	13.6%	20 bps	13.4%	14.0%	(60) bps
Interest expense	(75)	(70)	(7%)	(151)	(139)	(9%)
Other, net	(2)	6	(133%)	(2)	16	(113%)
Earnings before income taxes	736	756	(3%)	1,440	1,542	(7%)
Federal and foreign income tax expense	(205)	(245)	16%	(425)	(452)	6%
Net earnings	$531	$511	4%	$1,015	$1,090	(7%)

[1]	Non-GAAP metric — see definitions at the end of this press release.
Second quarter 2015 operating income decreased 1 percent and includes a $29 million decrease in net FAS/CAS pension adjustment and a $22 million decrease in unallocated corporate expenses. The decrease in unallocated corporate expenses is principally due to a reduction in reserves for overhead costs.
For the second quarter of 2015, federal and foreign income tax expense declined to $205 million from $245 million in 2014, and the company's effective tax rate decreased to 27.9 percent from 32.4 percent in 2014. This quarter's lower effective tax rate reflects a $38 million net benefit for additional research credits claimed on prior year returns.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	6

Aerospace Systems ($ millions)

	Second Quarter			Six Months
	2015	2014	Change	2015	2014	Change
Sales	$2,512	$2,502	0.4%	$5,010	$4,922	1.8%
Operating income	322	290	11.0%	637	614	3.7%
Operating margin rate	12.8%	11.6%		12.7%	12.5%
Aerospace Systems second quarter 2015 sales were slightly higher than the prior year period due to higher volume for unmanned and space programs, partially offset by lower volume across a number of other programs, primarily the F/A-18 in manned military aircraft. Higher unmanned sales reflect higher volume across a number of programs, including Global Hawk. The increase in space programs reflects higher volume for restricted activities.
Aerospace Systems second quarter 2015 operating income increased 11 percent and operating margin rate increased 120 basis points to 12.8 percent principally due to risk retirements on a restricted program.
Electronic Systems ($ millions)

	Second Quarter			Six Months
	2015	2014	Change	2015	2014	Change
Sales	$1,683	$1,744	(3.5%)	$3,364	$3,388	(0.7%)
Operating income	265	291	(8.9%)	512	559	(8.4%)
Operating margin rate	15.7%	16.7%		15.2%	16.5%
Electronic Systems second quarter 2015 sales decreased 3 percent, primarily due to lower volume for land and self-protection systems and airborne tactical sensor programs, partially offset by higher volume for navigation and maritime systems and combat avionics programs.
Electronic Systems second quarter operating income decreased 9 percent, and operating margin rate decreased to 15.7 percent due to business mix changes, which resulted in lower volume for mature fixed price production programs and higher volume for cost-type development programs, as well as less favorable performance for land and self-protection systems.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	7

Information Systems ($ millions)

	Second Quarter			Six Months
	2015	2014	Change	2015	2014	Change
Sales	$1,485	$1,562	(4.9%)	$3,059	$3,139	(2.5%)
Operating income	150	153	(2.0%)	316	315	0.3%
Operating margin rate	10.1%	9.8%		10.3%	10.0%
Information Systems second quarter 2015 sales decreased 5 percent, primarily due to declines in command and control programs, including lower volume for the Consolidated Afloat Network and Enterprise Solutions program, the impact of in-theater force reductions, and completion of the Ground Combat Vehicle program.
Information Systems second quarter 2015 operating income decreased 2 percent, and operating margin rate increased 30 basis points to 10.1 percent. The increase in operating margin rate was primarily due to program completions and improved performance across the portfolio.
Technical Services ($ millions)

	Second Quarter			Six Months
	2015	2014	Change	2015	2014	Change
Sales	$720	$732	(1.6%)	$1,490	$1,429	4.3%
Operating income	67	68	(1.5%)	135	136	(0.7%)
Operating margin rate	9.3%	9.3%		9.1%	9.5%
Technical Services second quarter 2015 sales decreased 2 percent principally due to lower volume for the ICBM program and completion of the Combined Tactical Training Range program, partially offset by higher volume for international programs.
Technical Services second quarter 2015 operating income and margin rate were comparable to the prior year period.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	8

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on July 29, 2015. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

Forward-Looking Statements
This press release and the information we are incorporating by reference contains statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” "goals," and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled "Risk Factors" in our Form 10-K for the year ended December 31, 2014. They include:

•	our dependence on a single customer, the U.S. Government

•	delays or reductions in appropriations for our programs and U.S. Government funding

•	investigations, claims and/or litigation

•	our international business

•	the improper conduct of employees, agents, business partners or joint ventures in which we participate

•	the use of accounting estimates for our contracts

•	cyber and other security threats or disruptions

•	changes in actuarial assumptions associated with our pension and other post-retirement benefit plans

•	the performance and financial viability of our suppliers and the availability and pricing of raw materials and components

•	competition within our markets

•	changes in procurement and other laws and regulations applicable to our industry

•	natural and/or environmental disasters

•	the adequacy of our insurance coverage, customer indemnifications or other liability protections

•	the products and services we provide related to nuclear operations

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Second Quarter 2015 Financial Results	9

•	changes in business conditions that could impact recorded goodwill or the value of other long-lived assets

•	our ability to develop new products and technologies and maintain technologies, facilities, equipment and a qualified workforce

•	our ability to meet performance obligations under our contracts

•	unforeseen environmental costs

•	our ability to protect our intellectual property rights

•	changes in our tax provisions or exposure to additional tax liabilities

•	the spin-off of our former Shipbuilding business
Additional information regarding these risks and other important factors can be found in the section entitled "Risk Factors" in our Form 10-K for the year ended December 31, 2014 and as disclosed in this report and from time to time in our other filings with the SEC.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
$ in millions, except per share amounts	2015	2014	2015	2014
Sales
Product	$3,509	$3,564	$6,938	$6,972
Service	2,387	2,475	4,915	4,915
Total sales	5,896	6,039	11,853	11,887
Operating costs and expenses
Product	2,568	2,668	5,110	5,201
Service	1,874	1,961	3,874	3,889
General and administrative expenses	641	590	1,276	1,132
Operating income	813	820	1,593	1,665
Other (expense) income
Interest expense	(75)	(70)	(151)	(139)
Other, net	(2)	6	(2)	16
Earnings before income taxes	736	756	1,440	1,542
Federal and foreign income tax expense	205	245	425	452
Net earnings	$531	$511	$1,015	$1,090

Basic earnings per share	$2.77	$2.41	$5.21	$5.09
Weighted-average common shares outstanding, in millions	191.8	212.4	194.8	214.3

Diluted earnings per share	$2.74	$2.37	$5.15	$5.01
Weighted-average diluted shares outstanding, in millions	193.7	215.2	197.1	217.7

Net earnings (from above)	$531	$511	$1,015	$1,090
Other comprehensive income
Change in unamortized benefit plan costs, net of tax	96	35	192	96
Change in cumulative translation adjustment	13	—	(16)	2
Other, net	—	—	(1)	—
Other comprehensive income, net of tax	109	35	175	98
Comprehensive income	$640	$546	$1,190	$1,188

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	June 30, 2015	December 31, 2014
$ in millions
Assets
Cash and cash equivalents	$1,907	$3,863
Accounts receivable, net	3,151	2,806
Inventoried costs, net	856	742
Deferred tax assets	386	404
Prepaid expenses and other current assets	160	369
Total current assets	6,460	8,184
Property, plant and equipment, net of accumulated depreciation of $4,728 in 2015 and $4,611 in 2014	3,005	2,991
Goodwill	12,464	12,466
Non-current deferred tax assets	1,383	1,622
Other non-current assets	1,240	1,309
Total assets	$24,552	$26,572

Liabilities
Trade accounts payable	$1,246	$1,305
Accrued employee compensation	1,097	1,441
Advance payments and amounts in excess of costs incurred	1,370	1,713
Other current liabilities	1,441	1,433
Total current liabilities	5,154	5,892
Long-term debt, net of current portion	6,417	5,925
Pension and other post-retirement benefit plan liabilities	5,871	6,555
Other non-current liabilities	939	965
Total liabilities	18,381	19,337

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2015—188,381,212 and 2014—198,930,240	188	199
Paid-in capital	—	—
Retained earnings	11,164	12,392
Accumulated other comprehensive loss	(5,181)	(5,356)
Total shareholders’ equity	6,171	7,235
Total liabilities and shareholders’ equity	$24,552	$26,572

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30
$ in millions	2015	2014
Operating activities
Net earnings	$1,015	$1,090
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	216	217
Stock-based compensation	47	51
Excess tax benefits from stock-based compensation	(106)	(74)
Deferred income taxes	139	21
Changes in assets and liabilities:
Accounts receivable, net	(344)	(577)
Inventoried costs, net	(117)	(33)
Prepaid expenses and other assets	48	(23)
Accounts payable and other liabilities	(870)	(588)
Income taxes payable	314	103
Retiree benefits	(378)	8
Other, net	8	(25)
Net cash (used in) provided by operating activities	$(28)	$170

Investing activities
Capital expenditures	(232)	(176)
Other investing activities, net	(2)	(72)
Net cash used in investing activities	(234)	(248)

Financing activities
Common stock repurchases	(1,916)	(1,301)
Net proceeds from issuance of long-term debt	600	—
Cash dividends paid	(309)	(280)
Other financing activities, net	(69)	(15)
Net cash used in financing activities	(1,694)	(1,596)
Decrease in cash and cash equivalents	(1,956)	(1,674)
Cash and cash equivalents, beginning of year	3,863	5,150
Cash and cash equivalents, end of period	$1,907	$3,476

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	June 30, 2015			December 31, 2014
$ in millions	FUNDED [1]	UNFUNDED [2]	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$9,975	$9,005	$18,980	$20,063
Electronic Systems	7,349	2,207	9,556	9,715
Information Systems	2,787	3,026	5,813	6,115
Technical Services	2,492	179	2,671	2,306
Total	$22,603	$14,417	$37,020	$38,199

[1]	Funded backlog represents firm orders for which funding is authorized and appropriated.

[2]
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

New Awards — Total backlog as of June 30, 2015, includes $4.6 billion and $10.7 billion of estimated contract awards in the three and six months ended June 30, 2015, respectively.

Northrop Grumman Reports Second Quarter 2015 Financial Results	14

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While the company believes that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by operating activities before after-tax discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before discretionary pension contributions has been provided for consistency and comparability of financial performance and is reconciled in Table 2.
Free cash flow: Cash used in operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before after-tax discretionary pension contributions: Free cash flow before the after-tax impact of discretionary pension contributions. We use free cash flow before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow before discretionary pension contributions is reconciled in Table 2.
Net FAS/CAS pension adjustment: The difference between pension expense charged to contracts and included as cost in segment operating income in accordance with U.S. Government Cost Accounting Standards (CAS) and pension expense determined in accordance with FAS (GAAP Financial Accounting Standards. Net FAS/CAS pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net FAS/CAS pension adjustment as defined above, after tax at the statutory rate of 35 percent, provided for consistency and comparability of financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net FAS/CAS pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income include the net FAS/CAS pension adjustment, as defined above, as well as certain corporate-level expenses, which are not considered allowable or allocable under applicable CAS or FAR. Management uses segment operating income, as reconciled in Table 3, as an internal measure of financial performance.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media